File No. 811-3886
                            As filed on October 16, 1996

                         SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                  X
                                                                        --
      Pre-Effective Amendment No. ________
      Post-Effective Amendment No.    28                                 X
                                   --------                             --
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940          X
                                                                        --
      Amendment No.     29                                               X
                    ----------                                          --

             INVESCO ADVISOR FUNDS, INC. (formerly, The EBI Funds, Inc.)
                 (Exact Name of Registrant as Specified in Charter)

                1315 Peachtree Street, N.E., Atlanta, Georgia  30309
                      (Address of Principal Executive Offices)
                    Registrant's Telephone Number: (800) 554-1156

                             Glen A. Payne,  Esq.
                             7800 E. Union Avenue
                            Denver, Colorado 80237
                     (Name and Address  of Agent  for  Service)
                              -------------------
                                 Copies  to:
                          Clifford  J. Alexander,  Esq.
                            Kirkpatrick & Lockhart LLP
                    1800  Massachusetts  Avenue,  N.W., Second Floor
                            Washington,  D.C. 20036
                              -------------------
     Approximate Date of Proposed Public Offering: As soon as practicable after this post-effective amendment becomes effective.

It is proposed that this filing will become effective (check appropriate box):
___   immediately upon filing pursuant to paragraph
 X    on November 14, 1996, pursuant to paragraph (b)
___   60 days after filing pursuant to paragraph (a)(1)
___   on _________________, pursuant to paragraph (a)(1)
___   75 days after filing  pursuant to paragraph  (a)(2) ___ on  _____________, pursuant to paragraph (a)(2) of rule 485.

If appropriate, check the following box:
 X this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

Registrant has registered an indefinite number or amount of securities under the Securities Act of 1993 pursuant to Rule 24f-2 under the Investment Company Act of 1940. Registrant filed the notice required by Rule 24f-2 with respect to its fiscal year ended December 31, 1995 on February 21, 1996.
                                    Page 1 of 3
                         Exhibit index is located on page __



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                                        NOTE

     This filing, pursuant to Rule 485(b) under the Securities Act of 1933 is for the sole purpose of delaying effectiveness of Post Effective Amendment No. 27 under the Securities Act of 1933 and Amendment No. 28 under the Investment Company Act of 1940 (as filed with the SEC on August 21, 1996) for the INVESCO Advisor Funds, Inc. (File No. 811-3886). The new effective date of this Amendment is November 14, 1996.

     All relevant portions of Post Effective Amendment No. 27 under the Securities Act of 1933 and Post Effective Amendment No. 28 under the Investment Company Act of 1940 (as filed with the SEC on August 21, 1996) are hereby incorporated by reference into this filing.



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                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the registrant certifies that it meets all of the requirements for effectiveness of this Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, County of Denver, and State of Colorado, on the 16th day of October, 1996.

Attest:                                         INVESCO Advisor Funds, Inc.

                                           /s/ Hubert L. Harris, Jr.
/s/ Tony D. Green                          ------------------------------------
-------------------------------            Hubert L. Harris, Jr., President
Tony D. Green, Secretary

      Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to Registrant's Registration Statement has been signed by the following persons in the capacities indicated on this 16th day of October, 1996.

 /s/ Hubert L. Harris, Jr.                /s/ Lawrence H. Budner
------------------------------------      ----------------------------------
Hubert L. Harris, Jr.                     Lawrence H. Budner, Director*
(Chief Executive Officer and Chief
Financial and Accounting Officer)
and Director

/s/ Tony D. Green                        /s/ Daniel D. Chabris
------------------------------------     -----------------------------------
Tony D. Green, Treasurer                 Daniel D. Chabris, Director*
(Chief Financial and Accounting
Officer)

/s/ Victor L. Andrews                    /s/ Fred A. Deering
------------------------------------     -----------------------------------
Victor L. Andrews, Director*             Fred A. Deering, Director*

/s/ Bob R. Baker                         /s/ A. D. Frazier, Jr.
------------------------------------     -----------------------------------
Bob R. Baker, Director*                  A.D. Frazier, Jr., Director*

/s/ Charles W. Brady                     /s/ Kenneth T. King
------------------------------------     -----------------------------------
Charles W. Brady, Director*              Kenneth T. King, Director*

                                         /s/ John W. McIntyre
                                         -----------------------------------
                                         John W. McIntyre, Director*


By*                                       By*
    ---------------------------------         ------------------------------
    Glen A. Payne                             Edward F. O'Keefe
    Attorney in Fact                          Attorney in Fact

* Original Powers of Attorney authorizing Edward F. O'Keefe and Glen A. Payne, and each of them, to execute this post-effective amendment to the Registration Statement of the Registrant on behalf of the above-named directors and officers of the Registrant have been filed with the Securities and Exchange Commission on April 12 and May 14, 1990, May 27, 1992 and April 22, 1996.


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